EXHIBIT 10.1

AMENDMENT NO. 2 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of March 12, 2012, among MOVADO GROUP, INC., a New York corporation (“Group”), MOVADO GROUP DELAWARE HOLDINGS CORPORATION, a Delaware corporation (“DE Holdings”), MOVADO LLC, a Delaware limited liability company (“LLC”), MOVADO RETAIL GROUP, INC., a New Jersey corporation (“Retail”, and together with Group, DE Holdings and LLC, collectively, “Borrowers”), the financial institutions party to the Loan Agreement (as defined below) from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Lenders and Agent have entered into an Amended and Restated Loan and Security Agreement, dated as of July 17, 2009 (as amended or otherwise modified, extended or renewed from time to time, the “Loan Agreement”), and the other Loan Documents (as defined in the Loan Agreement); and

WHEREAS, Borrowers have requested that Lenders and Agent agree to amend certain provisions of the Loan Agreement, and Lenders and Agent are willing to agree to such amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS.

Capitalized terms used in this Amendment (including in the recitals above) and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

SECTION 2.   ACKNOWLEDGMENTS.

2.1           Acknowledgment of Obligations. The parties hereby acknowledge, confirm and agree that as of the opening of business on March 12, 2012, Borrowers are indebted to Lenders and Agent in respect of Revolver Loans in the aggregate principal amount of $ -0- and in respect of LC Obligations in the aggregate principal amount of $669,807.48. Such amounts, together with interest accrued and accruing thereon (to the extent applicable), and fees, costs, expenses and other charges relating thereto, each in accordance with the terms of the Loan Agreement, are unconditionally owing by Borrowers to Agent and Lenders in accordance with the terms of the Loan Documents, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2           Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Agent, for the benefit of Secured Parties, has and shall continue to have valid, enforceable and perfected first priority Liens in the Collateral. Such Liens are the only Liens upon the Collateral, except Permitted Liens.

2.3           Binding Effect of Documents.  Borrowers hereby acknowledge, confirm and agree that: (a) each of the Loan Documents has been duly executed and delivered, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrowers contained in the Loan Documents and in this Amendment constitute the legal, valid and binding obligations of Borrowers, enforceable against them in accordance with their respective terms, and Borrowers have no valid defense to the enforcement of such obligations, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity, and (c) Agent and Lenders are entitled to the rights, remedies and benefits provided for in the Loan Documents.

SECTION 3.   AMENDMENTS.

3.1           Section 1.1 of the Loan Agreement is hereby amended by adding the following defined term in the appropriate alphabetical order:

“Securities Account Control Agreement: The Securities Account control agreements executed by a Securities Intermediary maintaining a Securities Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.”

3.2           Section 1.1 of the Loan Agreement is hereby amended by deleting the defined term “EBITDA Covenant Trigger Period”.

3.3           The defined term “Restricted Investment” appearing in Section 1.1 of the Loan Agreement is hereby amended by (a) deleting the word “and” at the end of clause (i) and substituting therefor “;”, (b) deleting the period at the end of clause (j) and substituting therefor “; and”, and (c)inserting at the end of such defined term the following new clause (k):

“(k) Investments in Investment Property, subject to Section 7.2.3.”

3.4           The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Consolidated Fixed Charge Coverage Ratio for the Fiscal Quarter then most recently ended:

Level	Consolidated Fixed Charge Coverage Ratio	LIBOR Revolver Loans	Base Rate Revolver Loans
I	Less than 1.25 to 1.00	2.50%	1.50%
II	Greater than or equal to 1.25 to 1.00 and less than or equal to 1.75 to 1.00	2.25%	1.25%
III	Greater than 1.75 to 1.00	2.00%	1.00%

Until receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending April 30, 2012, margins shall be determined as if Level III were applicable. Thereafter, the margins shall be subject to change upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate, which change shall be effective on the first day of the calendar month following actual receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.”

“Cash Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than $10,000,000 at any time and (b) continuing until the last day of the first period of 45 consecutive days during which no Event of Default has existed and Availability has been greater than or equal to $10,000,000 at all times.”

“FCCR Covenant Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than or equal to $12,500,000; and (b) continuing until the last day of the first period of 90 consecutive days during which no Event of Default has existed (or, if earlier, the day on which such Event of Default has been waived in accordance herewith) and Availability has been greater than $12,500,000 at all times.”

“LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars or such other currency as is acceptable to Agent and Issuing Bank in their discretion; and (e) the purpose and form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their discretion.”

“Permitted Acquisition: any Acquisition, so long as: (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual; (b) no Debt will be incurred, assumed, or would exist with respect to Borrowers or their Subsidiaries as a result of such Acquisition, other than Debt permitted under Section 10.2.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrowers or their Subsidiaries as a result or such Acquisition other than Permitted Liens; (c) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrowers and their Subsidiaries would have been in compliance with the financial covenants in Section 10.3 for the four (4) Fiscal Quarter period most recently ended prior to the proposed date of consummation of such proposed Acquisition for which financial statements and a Compliance Certificate have been delivered to Agent in accordance with Section 10.1.2(a), (b) or (d), as applicable; (d) Borrowers have provided Agent with a due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent; (e) either (x) at the time of the proposed Acquisition, Borrowers shall have cash assets of not less than $60,000,000 and upon giving effect to such Acquisition, no Revolver Loans will be outstanding, or (y) at the time of and upon giving effect to the proposed Acquisition, (i) the Consolidated Fixed Charge Coverage Ratio is greater than or equal to 1.25 to 1.0, (ii) Domestic EBITDA, plus proceeds of Upstream Payments from Foreign Subsidiaries made in cash, minus the aggregate amount of Distributions and open market purchases by Group of its own Equity Interests permitted under Section 10.2.4, shall be greater than $0 and (iii) pro forma Availability shall be greater than $12,500,000; (f) Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days (or such shorter period as Agent may agree) prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent; (g) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto; (h) with respect to any Borrower or Domestic Subsidiary, the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States; (i) the aggregate amount of consideration for all such Acquisitions does not exceed $50,000,000 prior to the Revolver Termination Date, (j) with respect to any Foreign Subsidiary, the assets being acquired are located outside the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located outside the United States, provided, that the aggregate amount of consideration for all such Acquisitions does not exceed $50,000,000 prior to the Revolver Termination Date; and (k) the applicable Obligor shall have complied with Section 7.6 or 10.2.10, as applicable.”

“Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business, (b) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business, (c) a disposition among Borrowers and Guarantors, a disposition among the Foreign Subsidiaries or a disposition by a Foreign Subsidiary to a Borrower or Guarantor, (d) a disposition of Cash Equivalents in the Ordinary Course of Business, (e) as long as no Default or Event of Default exists and all Net Proceeds are deposited into a Dominion Account, (i) a termination of a lease of real or personal Property that (A) is not necessary for the Ordinary Course of Business, (B) could not reasonably be expected to have a Material Adverse Effect and (C) does not result from an Obligor’s default; (ii) approved in writing by Agent and Required Lenders; or (iii) any of the following, so long as the assets disposed of during any 12 month period have an aggregate fair market or book value (whichever is more) of $2,000,000 or less: (A) a disposition of Equipment that is not necessary to the operation of the business of the Borrowers and Subsidiaries, (B) a disposition of Equipment that is replaced with Equipment of like kind and function acquired prior to or substantially concurrently with such disposition, (C) a disposition of Property that is subject to a casualty or condemnation event, (D) subleases of real or personal Property no longer necessary to the operation of the business of Borrowers and Subsidiaries, (E) a sale, assignment, transfer or other disposition of, or cancellation, abandonment or allowing to lapse of, Intellectual Property owned by Borrowers or any of their Subsidiaries and not necessary to the business of Borrowers or any of their Subsidiaries and which could not reasonably be expected to have a Material Adverse Effect; (F) a license or sublicense of Intellectual Property by Borrowers or any of their Subsidiaries to third parties in the Ordinary Course of Business; (G) a disposition of interests in joint ventures in accordance with customary buy-sell provisions of the applicable joint venture agreement; (H) a Resale Transaction, (I) any transaction permitted by Section 10.2.9, and (J) a disposition of any of the assets listed on Schedule 1.1a, or (f) one or more contributions in the form of cash and/or Equity Interests (collectively, “Contributions”) to any corporation or other entity organized or operated exclusively for charitable, religious, scientific, literary, educational or other purposes as are or may be described in section 501(c)(3) of the Code, provided, that, to the extent permitted by the Code and other Applicable Law, (i) Borrowers may make such Contributions for the Fiscal Year ended January 31, 2012, in an amount not exceeding $4,000,000, during the Fiscal Year ending January 31, 2013, and (ii) such Contributions, not including the Contributions set forth in the immediately preceding clause (i), shall not exceed $10,000,000 in the aggregate.”

 “Revolver Termination Date: March 12, 2015.”

3.5           Section 1.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” “Securities Intermediary,” “Security,” “Security Entitlement,” and “Supporting Obligation.””

3.6           Section 2 of the Loan Agreement is hereby amended by inserting the following new Section 2.2:

“2.2.           Increase of Revolver Commitments.

2.2.1.   Request for Increase. Borrower Agent may, at any time and from time to time, except when an Event of Default has occurred and is continuing, deliver a written request to Agent to increase the Revolver Commitments. Any such written request shall specify the amount of the increase in the Revolver Commitments that Borrower Agent is requesting; provided, that (a) in no event shall the aggregate amount of any such increase in the Revolver Commitments cause the Revolver Commitments to exceed $50,000,000, or such lesser amount determined by Agent, in the aggregate, (b) any such request shall be for an increase of not less than $10,000,000, (c) any such request shall be irrevocable and (d) in no event shall more than one such written request be delivered to Agent in any fiscal quarter.

2.2.2.    Procedure for Increase. Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Revolver Commitment by an amount up to its Pro Rata share of the amount of the increase in the Revolver Commitments requested by Borrower Agent as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within thirty (30) days after the receipt of such notice from Agent whether it is willing to so increase its Revolver Commitment and, if so, the amount of such increase; provided, that (a) the minimum increase in the Revolver Commitment of each such Lender providing the additional Revolver Commitments shall equal or exceed such Lender’s Pro Rata share of the additional Revolver Commitment requested pursuant to Section 2.2.1, and (b) no Lender shall be obligated to provide such increase in its Revolver Commitment and the determination to increase the Revolver Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Revolver Commitments received from the Lenders does not equal or exceed the amount of the increase in the Revolver Commitments requested by Borrower Agent, Agent shall use commercially reasonable efforts to seek additional increases from Lenders or Revolver Commitments from such Eligible Assignees as it may determine. In the event Lenders (or Lenders and any such Eligible Assignee, as the case may be) have committed in writing to provide increases in their Revolver Commitments or new Revolver Commitments in an aggregate amount in excess of the increase in the Revolver Commitments requested by Borrower Agent or permitted hereunder, Agent shall then have the right to allocate such Revolver Commitments, first to Lenders and then to Eligible Assignees, in such amounts and manner as Agent may determine.

2.2.3.   Conditions for Increase. The Revolver Commitments shall be increased by the amount of the increase in Revolver Commitments from Lenders and new Revolver Commitments from Eligible Assignees, in each case selected in accordance with Section 2.2.2 above, for which Agent has received Assignment and Acceptances not more than sixty (60) days after the date of the request by Borrower Agent for the increase or such earlier date as Agent and Borrower Agent may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Revolver Commitments and new Revolver Commitments, as the case may be, equal or exceed the amount of the increase in the Revolver Commitments requested by Borrower Agent in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(a)           Agent shall have received from each Lender or Eligible Assignee that is providing an additional Revolver Commitment as part of the increase in the Revolver Commitments, an Assignment and Acceptance duly executed by such Lender or Eligible Assignee and each Borrower; provided, that the aggregate Revolver Commitments set forth in such Assignment and Acceptance(s) shall be not less than the amount requested pursuant to Section 2.2.1;

(b)           the conditions precedent to the making of Loans set forth in Section 6.2 shall be satisfied as of the date of the increase in the Revolver Commitments, both before and after giving effect to such increase;

(c)           Agent shall have received an opinion of counsel to Borrowers, in form and substance and from counsel reasonably satisfactory to Agent, addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);

(d)           such increase in the Revolver Commitments on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(e)           there shall have been paid to each Lender and Eligible Assignee providing an additional Revolver Commitment in connection with such increase in the Revolver Commitments all fees and expenses due and payable to such Person on or before the effectiveness of such increase;

(f)           there shall have been paid to Agent, for the account of Agent and Lenders (in accordance with any agreement among them), all fees and out-of-pocket expenses (including reasonable fees and expenses of counsel of Agent) due and payable pursuant to any of the Loan Documents on or before the effectiveness of such increase; and

(g)           Agent shall have received a true and correct copy of any consent, waiver or approval to or of the increase of Revolver Commitments which Borrower Agent is required to obtain from any Person, in each case in form and substance reasonably satisfactory to Agent.

As of the effective date of any such increase in the Commitments, Schedule 1.1 and each reference to the term Revolver Commitment herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Revolver Commitments specified in the most recent written notice from Agent to Borrower Agent of the increase in the Revolver Commitments.”

3.7           Section 6.2 of the Loan Agreement is hereby amended by (a) deleting the word “and” at the end of Section 6.2(d) therein, (b) deleting the period at the end of Section 6.2(e) therein and inserting “; and” in lieu thereof, and (c) inserting the following new Section 6.2(f)  immediately following Section 6.2(e):

“(f)           With respect to any request by Borrowers for the funding of a Loan, issuance of a Letter of Credit or grant of an accommodation which would cause the aggregate amount of outstanding Obligations to be greater than $5,000,000 (if, immediately prior thereto, the aggregate amount of outstanding Obligations shall be less than $5,000,000), Agent shall have received the results of an examination of the Obligors’ books and records and any other financial or Collateral matters as Agent deems appropriate, all at Borrowers’ expense, the results of which shall be satisfactory to Agent in its sole discretion.”

3.8           Section 7.2 of the Loan Agreement is hereby amended by (a) amending the heading to such Section 7.2 to read “Lien on Deposit Accounts; Cash Collateral; Lien on Securities Accounts” and (b) inserting the following new section 7.2.3 immediately following the last section thereof:

“7.2.3                      Securities Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Investment Property held in and other amounts credited to any Securities Account of such Borrower. Each such Securities Account shall be with a Securities Intermediary reasonably satisfactory to Agent, and shall be subject to a Securities Account Control Agreement, reasonably satisfactory to Agent, establishing Agent’s Lien in and control over the Securities Account and providing that, during any Cash Dominion Trigger Period, no trades or withdrawals by Borrowers will be permitted.”

3.9           Section 10.1.1(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)           Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, not more than once during the period from March __, 2012 through the Revolver Termination Date and (ii) appraisals of Inventory in Agent’s sole discretion at any time, not more than once during the period from March __, 2012 through the Revolver Termination Date, provided, however, that, in the event that the aggregate amount of outstanding Obligations exceeds $5,000,000 at any time, each Borrower shall, and shall cause each Subsidiary to, reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with such examinations (up to three times per Loan Year) and such appraisals (up to two times per Loan Year); provided, further, that in the event that an examination or an appraisal is initiated during an

Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals (i) at any time in its sole discretion in the event that internal transfer pricing increases by more than ten percent (10%), at Borrowers’ expense, and (ii) at any other time in its reasonable determination, nor to use third parties for such purposes.”

3.10           Section 10.2.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“10.2.4.       Distributions; Upstream Payments. Declare or make any Distributions or open market purchases by Group of its own Equity Interests, except Upstream Payments, pro rata Distributions to holders of Equity Interests in non-wholly owned Subsidiaries, and the acquisition of Equity Interests of Group in connection with the cashless exercise of stock options, unless (a) the aggregate amount of all such Distributions and open market purchases does not exceed, during the term of this Agreement, an amount equal to $150,000,000 minus the amount of Asset Dispositions allowed pursuant to clause (f) of the definition of Permitted Asset Disposition, (b) at the time of the declaration and making of any such Distribution or the making of any such open market purchase, no Event of Default has occurred and is continuing and (c) either (i) at the time of the declaration and making of any such Distribution or the making of any such open market purchase, Borrowers shall have cash assets of not less than $60,000,000 and upon giving effect to the declaration or making of such Distribution or the making of any such open market purchase, no Revolver Loans will be outstanding or (ii) at the time of and upon giving effect to the declaration or making of any such Distribution or the making of any such open market purchase, for the four (4) Fiscal Quarter period most recently ended prior to the proposed date of such Distribution or the making of any such open market purchase for which financial statements and a Compliance Certificate have been delivered to Agent in accordance with Section 10.1.2(a), (b) or (d), as applicable, the Consolidated Fixed Charge Coverage Ratio (including, for this purpose, such proposed Distribution or open market purchase) shall be greater than 1.25 to 1.0, Domestic EBITDA, plus proceeds of Upstream Payments from Foreign Subsidiaries made in cash, minus the aggregate amount of Distributions and open market purchases permitted by this Section 10.2.4, shall be greater than $0 and pro forma Availability shall be greater than $12,500,000.”

3.11           Section 10.3.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“10.3.1.      Intentionally Omitted.”.

3.12           Schedule 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

SECTION 4.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

Borrowers hereby represent, warrant and covenant with and to Agent and Lenders as follows:

4.1           Representations in Loan Documents. Each of the representations and warranties made by or on behalf of Borrowers to Agent and Lenders in any of the Loan Documents was true and correct when made and in all material respects is true and correct on and as of the date of this Amendment with the same full force and effect as if each of such representations and warranties had been made by or on behalf of Borrowers on the date hereof and in this Amendment (other than such representations and warranties that relate solely to a specific prior date).

4.2           Binding Effect of Documents.  This Amendment and the other Loan Documents have been duly executed and delivered to Agent by Borrowers and are in full force and effect, as modified hereby.

4.3           No Conflict, Etc.  The execution, delivery, and performance of this Amendment by Borrowers will not violate any requirement of law or contractual obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of any Borrower’s properties or revenues, other than Permitted Liens.

4.4           No Default or Event of Default.  No Default or Event of Default exists immediately prior to, or will exist immediately after, the execution of this Amendment and the other documents, instruments and agreements, if any, executed and delivered in connection herewith.

SECTION 5.   CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT.

The effectiveness of the terms and provisions of this Amendment shall be subject to the receipt by Agent of (a) an original of this Amendment, duly authorized, executed and delivered by Borrowers, Agent and Lenders, (b) a fee, for the Pro Rata benefit of Lenders (subject to such Lenders’ Commitment and participation in the credit facility), in the amount of $75,000, which fee (i) shall be fully earned and due and payable, and charged by Agent to Borrowers’ account, on the date hereof and (ii) shall not be subject to refund, rebate or proration for any reason whatsoever, and (c) such other documents, instruments and agreements as Agent in its discretion deems reasonably necessary, all in form and substance satisfactory to Agent.

SECTION 6.   PROVISIONS OF GENERAL APPLICATION.

6.1           Effect of this Amendment.  Except as modified pursuant hereto, and pursuant to the other documents, instruments and agreements, if any, executed and delivered in connection herewith, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control. Any Loan Document amended hereby shall be read and construed with this Amendment as one agreement.

6.2           Costs and Expenses.  Borrowers absolutely and unconditionally agree to pay to Agent, on demand by Agent at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by this Amendment are consummated: all reasonable fees and disbursements of any counsel to Agent in connection with the preparation, negotiation, execution, or delivery of this Amendment and any documents, instruments and agreements delivered in connection with the transactions contemplated hereby and all reasonable expenses which shall at any time be incurred or sustained by Agent as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Amendment and any documents, instruments and agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby.

6.3           No Third Party Beneficiaries.  The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other Person shall have any right, benefit or interest under this Amendment.

6.4           Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

6.5           Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

6.6           Merger.  This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

6.7           Survival of Representations and Warranties.  All representations and warranties made in this Amendment or any other document, instrument or agreement furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other documents, instruments and agreements, and no investigation by Agent or any closing shall affect such representations and warranties or the right of Agent and Lenders to rely upon them.

6.8           Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment.

6.9           Reviewed by Attorneys.  Borrowers represent and warrant to Agent and Lenders that they (a) understand fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, (b) have been afforded an opportunity to have this Amendment reviewed by, and to discuss this Amendment and each document, instrument and agreement executed in connection herewith with, such attorneys and other persons as Borrowers may wish, and (c) have entered into this Amendment and executed and delivered all documents in connection herewith of their own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Amendment nor the other documents, instruments and agreements executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Amendment and the other documents, instruments and agreements executed pursuant hereto or in connection herewith.

6.10           Governing Law; Consent to Jurisdiction and Venue.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(b)           EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH

JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE LOAN AGREEMENT. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

6.11           Waivers.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

6.12           Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

BORROWERS:

MOVADO GROUP, INC.

By:	/s/ Sallie A. DeMarsilis
Title: SVP/CFO

MOVADO GROUP DELAWARE HOLDINGS CORPORATION

By:	/s/ Timothy F. Michno
Title: Secretary/ General Counsel

MOVADO LLC

By:	/s/ Timothy F. Michno
Title: Secretary/ General Counsel

MOVADO RETAIL GROUP, INC.

By:	/s/ Sallie A. DeMarsilis
Title: CFO/ Treasurer

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and a Lender

By:	/s/ Robert Q. Mahoney
Title: Sr. Vice President

Amendment No. 2 to Loan and
Security Agreement

BANK LEUMI USA, as a Lender

By:	/s/ Anthony Tullo
Title: Vice President

By:	/s/ Eric Halpern
Title: SVP

Amendment No. 2 to Loan and
Security Agreement

EXHIBIT A

Schedule 1.1
to
Amended and Restated Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Total Commitments
Bank of America, N.A.	$15,000,000	$15,000,000
Bank Leumi USA	$10,000,000	$10,000,000
Total:	$25,000,000	$25,000,000